EXHIBIT 99.1

For Immediate Release
Augusta, Georgia
October 23, 2003

GEORGIA-CAROLINA BANCSHARES, INC.
ANNOUNCES THIRD QUARTER RESULTS

     Georgia-Carolina Bancshares, Inc., parent company of First Bank of Georgia, announced today its financial results for the third quarter of 2003 and nine months ended September 30, 2003. The Company announced a record in year-to-date net income of $3,998,000 compared to year-to-date net income through September 30, 2002 of $2,192,000.

     “We are extremely pleased with the continued growth in the assets of the Company and the Bank and the consolidated net income through the first nine months of 2003, “"stated Patrick G. Blanchard, President & CEO of Georgia-Carolina Bancshares, Inc.

     In addition, the Company announced net income for the third quarter of 2003 of $1,758,000 compared to net income for the third quarter of 2002 of $611,000, a 188% increase.

     “Net income of the Company through the third quarter of 2003 reflects our planned performance for the Bank cost centers and the exceptional income from First Bank Mortgage, the mortgage division of First Bank of Georgia,” Blanchard continued.

     Blanchard further stated that during the past twelve months many community banks such as First Bank that originate mortgage loans for resale in the secondary market have enjoyed a high level of lending volume and profitability.

     “First Bank, like many other community banks, has utilized the past twelve months as an opportunity to generate additional fee income that is beyond normal expectations,” stated Blanchard.

     The Company further reported total assets of $269,382,000 at September 30, 2003, an increase of 18% from total assets of $229,233,000 at September 30, 2002 and an increase of 5% from $257,362,000 at December 31, 2002.

     According to Blanchard, the annualized return on average assets for the Company for the nine months ended September 30, 2003 was 2.02%. The annualized return on average equity for the nine month period ended September 30, 2003 was 28.29%.

     “The year 2003 has developed as a banner year for First Bank through the third quarter,” stated First Bank President & CEO, Remer Y. Brinson III.

     “As we closed the third quarter, all of our Bank cost centers continued to perform well including our new Fury’s Ferry Office in Martinez, Georgia which opened on April 5, 2002,” stated Brinson.

     Morgan Keegan & Company, Inc. continues to serve as the principal market maker of the common stock for the Company. Mr. Leonard H. Seawell, Senior Vice President of Morgan Keegan, serves as the Company’s principal contact at Morgan Keegan & Company, Inc.

     Georgia-Carolina Bancshares, Inc. common stock is quoted on the Over-The-Counter Bulletin Board under the symbol of GECR.

     Certain statements contained in this Press Release are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future business development activities, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results, expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to: economic conditions, a decrease in the volume of the Bank’s origination of mortgage loans, competition and other uncertainties detailed from time to time in the Company’s Securities and Exchange Commission filings.

     For additional information, please contact Mr. Patrick G. Blanchard, President & CEO at (706) 736-2100.